Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Data Presentation From Mifamurtide (L-MTP-PE)
Compassionate Use Program
IRVINE, Calif. — November 2, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced the presentation of data from a compassionate use program evaluating mifamurtide (L-MTP-PE) in patients with lung metastases as a result of the progression of osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults. The data show that L-MTP-PE in combination with other therapies is safe, well-tolerated and exhibited signs of disease control.
“These results are encouraging as there is a significant unmet treatment need for patients with osteosarcoma,” said Dr. Peter Anderson, professor of pediatrics, The University of Texas M.D. Anderson Cancer Center in Houston. “The safety and tolerability as well as signal of disease control associated with L-MTP-PE treatment in combination with other agents is promising as we continue to investigate therapies to control lung metastases as a result of the progression of osteosarcoma.”
The data were presented during a poster presentation at the 39th Congress of International Society of Pediatric Oncology (SIOP) today in Mumbai, India.
Study design and findings
Thirteen high-risk osteosarcoma patients have been treated in the compassionate use program to date. Patients in the program had documented diagnosis of high grade osteosarcoma with relapsed or recurrent disease, locally or metastatic, with resectable or not completely resectable disease, or who are unable to complete recommended chemotherapy due to toxicity.
L-MTP-PE (2 mg/m2 IV over 1 hour) was administered twice a week for 12 weeks followed by once a week for 24 weeks in combination with aerosol recombinant granulocyte monocyte colony stimulating factor (GM-CSF), an immune stimulating agent. In addition, some patients in the program were also treated with gemcitabine (n=2) or ifosfamide (n=2). Daily lung function was monitored in some patients during aerosol GM-CSF using remote spirometry.

L-MTP-PE in combination with aerosol GM-CSF results:
•	One of three patients who completed treatment remains without active lung metastases.
•	Two patients that stopped treatment prior to receiving 40 doses (one for pleural effusion) have showed no signs of lung metastases (past 12 months); one of these patients had disease progression in Inferior vena cava (IVC) blood clot and pelvis.
•	Nine of 13 patients have developed and/or had progression of lung metastases.
•	Four of 13 patients survive free of lung metastases.
Treatment with L-MTP-PE combined with aerosol GM-CSF was generally well tolerated. The most common adverse events were fever and malaise, which occurred in all patients within five hours of the first dose and was successfully treated with ibuprofen 400 mg. Two patients developed pleural effusions (one malignant effusion), which was resolved in one patient by stopping treatment and in the other patient with intra-pleural cisplatin treatment.
“The experience in our pivotal Phase 3 trial, in addition to the compassionate use experience, shows that L-MTP-PE may be a viable treatment option for osteosarcoma patients with non-metastatic disease as well as patients with lung metastases,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. ”We continue to provide L-MTP-PE via compassionate use to help as many patients as possible with this devastating disease.”
L-MTP-PE Regulatory Status
The L-MTP-PE New Drug Application (NDA) includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with relapsed osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 7 other Phase 1 and 2 clinical studies performed under IND, in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA for L-MTP-PE was submitted to the U.S. Food and Drug Administration (FDA) in October 2006 and was accepted for review in December 2006.
The FDA’s Oncologic Drugs Advisory Committee, or ODAC, met in May 2007 and voted 12 to 2 that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy. In July 2007, following a meeting with the FDA, the Company announced that it would collect, analyze and submit additional data for L-MTP-PE to the FDA, in an amendment to the NDA, by the first quarter of 2008. In August 2007 the FDA, considering ODAC’s recommendation, issued a not approvable letter to the Company after completing the review of the NDA for L-MTP-PE. In this letter, the FDA requested data from additional clinical trials to demonstrate the benefit of L-MTP-PE, as well as information or clarification with respect to other sections of the NDA.
IDM Pharma also is seeking marketing approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. L-MTP-PE was granted orphan drug status in Europe in 2004. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA and accepted for review in November 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure it has the information needed to approve L-MTP-PE.

The Company expects that the EMEA will make a decision regarding marketing approval for L-MTP-PE by the end of 2007.
IDM Pharma also is seeking marketing approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. L-MTP-PE was granted orphan drug status in Europe in 2004. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA and accepted for review in November 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure it has the information needed to approve L-MTP-PE.
About Osteosarcoma
About 3 percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the U.S. each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release and the presentation described in this press release include forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and to respond to other matters raised by ODAC and the FDA, the Company’s confidence that the proposed NDA amendment will provide substantial evidence for the continued regulatory approval process, the review of the submissions for marketing approval of L-MTP-PE by the FDA and the EMEA, and the Company’s goal of making L-MTP-PE available to patients as quickly as possible. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates, and the Company’s dependence on intellectual property. These factors and others affecting the Company’s business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.